Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
October 18, 2013

SunTrust Reports Third Quarter 2013 Results
Overall Results Impacted by Previously Announced Resolutions of Key Legacy Mortgage Matters
Solid Core Results Despite Mortgage Revenue Headwinds
ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders of $179 million, or $0.33 per average common diluted share, for the third quarter of 2013. The current quarter's results were negatively affected by $0.33 per share due to specific items the Company previously announced on October 10, 2013 (summarized below). Excluding these items, earnings per share was $0.66, which compares to earnings per share of $0.68 in the prior quarter. The reported earnings per share for the third quarter of last year was $1.98, which included a positive $1.40 related to specific balance sheet actions; excluding those items, earnings per share was $0.58. Earnings per share, excluding significant items impacting this quarter and the third quarter of 2012, increased 14% compared to last year.
Summary of October 10, 2013 8-K Items

•
The Company resolved certain legacy legal matters, most notably regarding Federal Housing Administration origination practices and the National Mortgage Servicing Settlement, which negatively impacted noninterest expense by $323 million.

•
As a result of the repurchase settlements reached with Freddie Mac and Fannie Mae, an additional $63 million was added to the Company's mortgage repurchase reserve, which negatively affected noninterest income.

•
The Company concluded an expanded review of its servicing advance practices and subsequently increased its allowance for servicing advances, which negatively impacted noninterest expense by $96 million.

•	Certain tax matters resulted in a combined after-tax benefit of $113 million that positively affected the provision for income taxes.

•	In aggregate, the above items negatively impacted net income available to common shareholders in the third quarter by $179 million, after-tax, or $0.33 per share.

“Notable core operating trends continued this quarter, including steady loan growth, disciplined expense management, and further credit quality improvement, despite the challenging mortgage environment,” said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc.  “Resolving these legacy mortgage matters allows us to focus our efforts on the considerable opportunities that exist in all of our businesses as we concentrate on meeting more clients' needs.”

Third Quarter 2013 Financial Highlights
Income Statement

•
Net income available to common shareholders was $179 million, or $0.33 per average common diluted share, which was negatively affected by $0.33 per share due to the aforementioned significant items. Excluding these items, earnings per share was $0.66, compared to $0.68 in the prior quarter.

•
Net interest income was substantially unchanged relative to the previous quarter as six basis points of net interest margin compression was largely offset by growth in average earning assets of 0.5% and one additional day in the current quarter.

•
Noninterest income decreased compared to the prior quarter due primarily to a significant decline in core mortgage production income, as well as the additional mortgage repurchase provision recognized in conjunction with the agency mortgage repurchase settlements. Investment banking had another strong quarter, and mortgage servicing income also increased relative to the prior quarter.

•
Noninterest expense increased $346 million compared to the prior quarter due to the resolution of the aforementioned significant items. Excluding the impact of these items, noninterest expense declined $73 million sequentially, primarily due to lower employee compensation and benefits expense.

Balance Sheet

•
Average performing loans increased $1.6 billion on a sequential quarter basis with growth across several loan portfolios. Average performing loans were stable compared to the third quarter of last year, as targeted growth in C&I loans offset the impact from the sales of government guaranteed loans in the second half of 2012.

•	Average client deposits were stable compared to the prior quarter and increased $1.3 billion from the third quarter of last year, with the favorable mix shift toward lower-cost deposits continuing.

Capital

•	Estimated capital ratios continued to be well above regulatory requirements. The Tier 1 common equity ratio was an estimated 9.92%.

•
In conjunction with its capital plans announced in the first quarter, the Company repurchased an additional $50 million of its common shares during the third quarter and paid a quarterly common stock dividend of $0.10 per share.

Asset Quality

•
The risk profile of the balance sheet continued to improve. Nonperforming loans decreased 9% during the quarter and were 0.83% of total loans at September 30, 2013, compared to 0.94% last quarter and 1.42% for the third quarter of 2012.

•	Annualized net charge-offs decreased to 0.47% of average loans compared to 0.59% and 1.64% in the prior quarter and the third quarter of last year, respectively.

•	Current quarter nonperforming loans and net charge-offs were at their lowest levels in six years.

•	In light of improved credit quality, the provision for credit losses declined 35% compared to the prior quarter and 79% compared to the third quarter of last year.

Income Statement (presented on a fully taxable-equivalent basis)	3Q 2012	2Q 2013	3Q 2013
(Dollars in millions, except per share data)
Net income available to common shareholders	$1,066	$365	$179
Earnings per average common diluted share	1.98	0.68	0.33
Total revenue	3,843	2,100	1,920
Total revenue, excluding net securities gains/losses	1,902	2,100	1,920
Net interest income	1,301	1,242	1,240
Provision for credit losses	450	146	95
Noninterest income	2,542	858	680
Noninterest expense	1,726	1,397	1,743
Net interest margin	3.38%	3.25%	3.19%

Balance Sheet
(Dollars in billions)
Average loans	$124.1	$121.4	$122.7
Average consumer and commercial deposits	125.4	126.6	126.6

Capital
Tier 1 capital ratio(1)	10.57%	11.24%	10.95%
Tier 1 common equity ratio(1)	9.82%	10.19%	9.92%
Total average shareholders’ equity to total average assets	11.76%	12.33%	12.24%

Asset Quality
Net charge-offs to average loans (annualized)	1.64%	0.59%	0.47%
Allowance for loan losses to period end loans	1.84%	1.75%	1.67%
Nonperforming loans to total loans	1.42%	0.94%	0.83%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the date of this news release.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $1.9 billion for the current quarter, a decrease of $180 million, or 9%, compared to the prior quarter. The decline was primarily driven by lower mortgage production income (including the incremental provision arising from the agency mortgage repurchase settlements) and the impairment of certain lease financing assets. Total revenue, excluding net securities gains, was substantially unchanged compared to the third quarter of last year as lower net interest income and mortgage related revenues, excluding the repurchase provision, were offset by a lower mortgage repurchase provision and the impact of transferring certain loans to held for sale in the third quarter of last year. In addition, compared to last year, the Company experienced solid growth in wealth management and investment banking income revenue.

Total revenue was $6.1 billion for the nine months ended September 30, 2013.  Total revenue was $8.3 billion for the nine months ended September 30, 2012, and included $2.0 billion of net securities gains.  Excluding net securities gains, the decline was driven by lower net interest income and mortgage-related revenues, excluding the repurchase provision, partially offset by a lower mortgage repurchase provision and higher investment banking and wealth management revenues.
Net Interest Income
Net interest income was $1.2 billion for the current quarter, substantially unchanged from the prior quarter as a lower net interest margin was largely offset by higher average earning asset balances. Net interest income decreased

$61 million compared to the third quarter of last year. The decline was driven by lower earning asset yields, the impact of loan sales in the second half of 2012, and a decrease in commercial loan-related swap income. Partially offsetting these impacts was lower interest expense driven by decreases in deposit rates, a reduction in long-term debt, and a favorable shift in the deposit mix.
The net interest margin for the third quarter was 3.19%, a decrease of six basis points from the prior quarter as earning asset yields declined seven basis points as a result of the continued low interest rate environment. The decrease in earning asset yields was partially offset by a two basis point reduction in interest-bearing liability costs due to a modest decrease in deposit rates. The 19 basis point decline in the net interest margin from the third quarter of last year was primarily due to a 30 basis point decrease in earning asset yields, driven by the continued low interest rate environment, partially offset by a 14 basis point reduction in rates paid on interest-bearing liabilities, primarily on time deposits and long-term debt.

For the nine months ended September 30, 2013, net interest income was $3.7 billion, a decrease of $216 million, or 5%, compared to the first nine months of 2012. For the same time periods, the net interest margin was 3.25% in 2013 compared to 3.42% in 2012. The primary drivers of the decreases in net interest income and net interest margin are consistent with those described in the quarterly comparisons above; further contributing to the decline was the foregone dividend income in 2013 related to the third quarter of 2012 early termination of agreements regarding the shares formerly owned in The Coca-Cola Company.
Noninterest Income
Total noninterest income was $680 million for the current quarter compared to $858 million for the prior quarter and $2.5 billion for the third quarter of last year. Excluding securities gains, total noninterest income was $680 million for the current quarter compared to $858 million for the prior quarter and $601 million for the third quarter of last year. Compared to the prior quarter, the $178 million decrease was primarily due to lower mortgage-related income, including the impact of both a higher provision for mortgage repurchases related to agency settlements reached during the current quarter and a decline in core mortgage production income, as well as the impact of impairment of certain lease financing assets in the current quarter. Compared to the third quarter of last year, the $79 million increase was due to a reduction in the mortgage repurchase provision, lower valuation losses on held for sale student and mortgage loans and the Company's fair value debt, and broad based increases in fee income, particularly wealth management and investment banking. These increases were partially offset by reductions in core mortgage production income and mortgage servicing income.
Mortgage production income for the current quarter was a loss of $10 million compared to income of $133 million for the prior quarter and a loss of $64 million for the third quarter of last year. The $143 million sequential quarter decrease was driven by (i) declines in production volume and gain on sale margins due to the increase in mortgage rates and (ii) an increase in the mortgage repurchase provision related to the previously announced agency repurchase settlements. Compared to the third quarter of last year, mortgage production income increased $54 million due to the decline in the mortgage repurchase provision, which was partially offset by reduced production volume and gain on sale margins. At September 30, 2013, the reserve for mortgage repurchases totaled $281 million, which was net of the cash payment to Freddie Mac regarding the previously announced settlement agreement; the reserve is expected to significantly decline in the fourth quarter of 2013 once the cash payment associated with the Fannie Mae settlement is made.
Mortgage servicing income was $11 million for the current quarter compared to $1 million for the prior quarter and $64 million for the third quarter of last year. The $10 million sequential quarter increase was largely due to a slower pace of loan prepayments impacting the mortgage servicing asset value. The $53 million decline compared to the third quarter of last year was due primarily to lower net hedge performance. At September 30, 2013, the servicing portfolio was $140 billion compared to $150 billion at September 30, 2012.
Investment banking income was $99 million for the current quarter compared to $93 million in the prior quarter and $83 million in the third quarter of last year. The increases were driven by growth in M&A advisory and equity transaction fee revenue.

Trading income was $33 million for the current quarter compared to $49 million for the prior quarter and $19 million for the third quarter of last year. The $16 million sequential quarter decrease was due to a $6 million mark-to-market valuation loss on the Company's fair value debt in the current quarter compared to a valuation gain of $8 million in the prior quarter. The $14 million increase in trading income compared to the third quarter of last year was largely driven by a $41 million decline in mark-to-market valuation losses on the Company's fair value debt, partially offset by a decline in core trading income, which was impacted by reduced client fixed income trading activity.
Other noninterest income was $10 million for the current quarter compared to $44 million for the prior quarter and a loss of $31 million for the third quarter of last year. The $34 million sequential quarter decrease was driven by a $37 million impairment of lease financing assets as a result of updated market indications of the residual values of certain assets. The $41 million increase from the third quarter of last year was due to a $92 million loss in the third quarter of last year related to guaranteed student and mortgage loans transferred to held for sale, partially offset by the current quarter lease financing impairment.

For the nine months ended September 30, 2013, noninterest income was $2.4 billion. For the nine months ended September 30, 2012, noninterest income was $4.4 billion and included $2.0 billion of net securities gains.  Excluding net securities gains, noninterest income was relatively unchanged over these two nine-month periods. Declines in core mortgage production income and mortgage servicing income were offset by a reduction in the mortgage repurchase provision and higher investment banking and wealth management revenue.
Noninterest Expense
Noninterest expense was $1.7 billion for the current quarter compared to $1.4 billion for the prior quarter and $1.7 billion for the third quarter of last year. The sequential quarter increase of $346 million was entirely due to the current quarter impacts from the legal settlements and the increase in the mortgage servicing advances allowance announced on October 10, 2013, and partially offset by lower employee compensation expense. The $17 million, or 1%, increase from the third quarter of last year was also a result of the previously announced actions impacting the current quarter, largely offset by declines in almost all other noninterest expense categories due to improved efficiency, as well as valuation losses recognized in the third quarter of last year related to the planned sale of affordable housing investments.
Employee compensation and benefits expense was $682 million in the current quarter compared to $737 million for the prior quarter and $780 million for the third quarter of last year. Of the sequential quarter decrease of $55 million, $37 million pertained to a reversal of previously accrued incentive compensation, in light of this quarter's lower corporate profitability. The $98 million decrease from the third quarter of last year was due primarily to the same factors as the sequential quarter decline, as well as a 6% reduction in full-time equivalent employees in the current quarter compared to the third quarter of last year.
Operating losses were $350 million in the current quarter compared to $72 million in the prior quarter and $71 million in the third quarter of last year. The increases compared to the prior quarter and third quarter of last year were due to the previously announced legal matters that were resolved this quarter.
Compared to the prior quarter, FDIC insurance and regulatory expense increased $4 million due to incremental regulatory supervisory fees. The $22 million decline compared to the third quarter of last year was due to a decrease in the Company's FDIC insurance assessment rate, reflecting the Company's reduced risk profile. Outside processing and software expenses were stable compared to the prior quarter and increased $19 million compared to the third quarter of last year, primarily due to technology and training investments. Marketing and customer development was stable sequentially, but decreased $41 million from the third quarter of last year as a result of the Company's charitable contribution of previously owned shares in The Coca-Cola Company during the third quarter of last year.
Other noninterest expense was $305 million in the current quarter compared to $191 million in the prior quarter and $402 million for the third quarter of last year. The $114 million increase from the prior quarter was primarily driven by higher collections expenses related to the previously announced servicing advances reserve increase. The $97 million decrease from the third quarter of last year was primarily due to specific third quarter of 2012 actions, including a $96 million valuation loss related to affordable housing investments, $29 million in severance expense, and $17 million in real estate charges as the Company reassessed some of its corporate real estate leases and holdings. Also driving the decline from the third quarter of last year were decreases in other real estate and consulting expenses, partially offset by higher collection expense related to the servicing advances reserve increase.
For the nine months ended September 30, 2013, noninterest expense was $4.5 billion compared to $4.8 billion in 2012. The $310 million, or 6%, decrease was due to the continued declines across most expense categories due to improved efficiency, partially offset by the expenses related to the previously announced actions this quarter.
Income Taxes
For the current quarter, the Company recorded an income tax benefit of $146 million compared to income tax expenses of $146 million for the prior quarter and $551 million for the third quarter of last year. The tax benefit in the current quarter was due to the impacts of the October 10, 2013 8-K items, including the completion of a taxable reorganization of certain subsidiaries. The high level of income tax expense in the third quarter of 2012 was primarily driven by the taxable gain the Company recognized upon the early termination of the agreements regarding the shares it previously owned in The Coca-Cola Company.
Balance Sheet
At September 30, 2013, the Company had total assets of $172 billion and shareholders’ equity of $21 billion, representing 12% of total assets. Book value and tangible book value per common share increased slightly compared to June 30, 2013, and were $37.85 and $26.27, respectively.
Loans
Average performing loans were $121.6 billion for the current quarter, an increase of $1.6 billion, or 1%, from the prior quarter driven by growth in most loan categories, most notably a $788 million, or 4%, increase in nonguaranteed residential mortgage loans and a $353 million, or 8%, increase in commercial real estate loans. Partially offsetting the average quarterly increase was a decline in government guaranteed residential mortgage loans of $242 million, or 6%. Average performing loans decreased $124 million compared to the third quarter of last year. The decline was due to government guaranteed student and mortgage loans, which decreased $1.7 billion and $1.9 billion, respectively, due to sales during 2012. Partially offsetting these declines were increases in C&I loans of $2.7 billion, or 5%, and consumer loans (excluding guaranteed student loans) of $861 million, or 6%.
Deposits
Average client deposits for the current and prior quarter were $126.6 billion compared to $125.4 billion for the third quarter of last year. Average deposits increased $39 million during the quarter due to a $1.2 billion, or 3%, increase in money market balances, which was almost entirely offset by declines in other deposit product balances. The $1.3 billion, or 1%, increase compared to the third quarter of last year was driven by lower-cost deposit growth of $3.5 billion, or 3%, partially offset by a decrease of $2.2 billion, or 14%, in time deposits.
Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Tier 1 capital and Tier 1 common ratios at an estimated 10.95% and 9.92%, respectively, at September 30, 2013. The capital ratios increased moderately from the third quarter of last year and decreased from the prior quarter. The sequential quarter decrease was a result of the Company's refinement to the risk weighting of certain unused lending commitments. The treatment of these particular unused lending commitments is not applicable under the Basel III capital calculation rules and, as a result, had no impact on the Company's current quarter estimated Basel III Tier 1 common ratio. The ratios of total average equity to total average assets and tangible equity to tangible assets were 12.24% and 8.98%, respectively, at September 30, 2013, both stable to the prior quarter and higher than the third quarter of last year. The Company continues to have substantial available liquidity provided in the form of its client deposit base, other available funding resources, its portfolio of high-quality government-backed securities, and cash.
During the current quarter, the Company declared a common stock dividend of $0.10 per common share, consistent with the prior quarter and up $0.05 per share from the third quarter of last year. Additionally, during the current quarter, the Company repurchased $50 million of common stock, bringing the total purchased in 2013 to $100 million with plans to repurchase up to an additional $100 million of common stock by the end of the first quarter of 2014, pursuant to the Company's 2013 capital plan.
Asset Quality
Asset quality continued to steadily improve, including further decreases in nonperforming loans and nonperforming assets, both of which reached their lowest levels since the third quarter of 2007. Nonperforming loans totaled $1.0 billion at September 30, 2013, down $104 million, or 9%, relative to the prior quarter, led by declines in residential mortgages and home equity loans. Compared to a year ago, nonperforming loans decreased $694 million, or 40%, with reductions across all loan categories, most significantly in residential mortgages, home equity loans, commercial real estate, and C&I loans. The decline from a year ago was partially related to the sale of $160 million of nonperforming mortgage and commercial real estate loans in the fourth quarter of 2012. At September 30, 2013, the percentage of nonperforming loans to total loans was 0.83%, down from 0.94% and 1.42% at the end of the prior quarter and third quarter of last year, respectively. Other real estate owned totaled $196 million at the end of the current quarter, stable with the prior quarter and down 36% from a year ago.
Net charge-offs were $146 million during the current quarter compared to $179 million for the prior quarter and $511 million for the third quarter of last year. The decreases in net charge-offs from the prior quarter and third quarter of last year were primarily driven by lower residential loan charge-offs. The decline from the third quarter of last year was further affected by charge-offs related to sales of nonperforming residential mortgage and commercial real estate loans in the third quarter of last year, as well as a revision to the Company's credit policy in the third quarter of last year related to the timing of recognizing charge-offs on junior lien loans.
The ratios of annualized net charge-offs to total average loans were 0.47% for the current quarter, 0.59% for the prior quarter, and 1.64% for the third quarter of last year. The net charge-off ratio in the current quarter was at the lowest level since the third quarter of 2007. The prior year was affected by the aforementioned nonperforming loan sales and credit policy change that added 76 basis points to the net charge-off ratio. The provision for credit losses was $95 million, which decreased $51 million and $355 million from the prior quarter and the third quarter of last year, respectively.
At September 30, 2013, the allowance for loan losses was $2.1 billion and represented 1.67% of total loans, down eight basis points from June 30, 2013. Excluding government guaranteed loans, the allowance for loan losses was 1.80% of total loans, down nine basis points from June 30, 2013. The $54 million decrease in the allowance for loan losses during the current quarter was reflective of the continued improvement in asset quality.
Early stage delinquencies decreased six basis points from the prior quarter to 0.65% at September 30, 2013. The decrease was primarily due to residential loans. Excluding government-guaranteed loans, early stage delinquencies were 0.35%, a decrease of five basis point from June 30, 2013.
Accruing restructured loans totaled $2.7 billion, and nonaccruing restructured loans totaled $0.4 billion at September 30, 2013. $2.9 billion of restructured loans related to residential loans, $0.2 billion were commercial loans, and $0.1 billion related to consumer loans.

BUSINESS SEGMENT FINANCIAL PERFORMANCE
Business Segment Results
The Company has included business segment financial tables as part of this release on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles ("GAAP"), certain matched-maturity funds transfer pricing credits and charges, differences in provision for credit losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on October 18, 2013, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 3Q13). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 3Q13). A replay of the call will be available approximately one hour after the call ends on October 18, 2013, and will remain available until November 18, 2013, by dialing 1-866-481-6893 (domestic) or 1-203-369-1572 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at www.suntrust.com/investorrelations. Beginning the afternoon of October 18, 2013, listeners may access an archived version of the webcast in the “Recent Earnings and Conference Presentations” subsection found on the investor relations webpage. This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.
Important Cautionary Statement About Forward-Looking Statements

This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This news release contains forward-looking statements. Statements regarding estimates of the after-tax financial impact of various legal and regulatory matters, potential future share repurchases, and future expected dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. The estimated financial impact of these legal and regulatory matters depends upon (1) the successful negotiation, execution, and delivery of definitive agreements in several matters, (2) the ultimate resolution of certain legal matters which are not yet complete, (3) management’s assumptions about the extent to which such amounts may be deducted for tax purposes, (4) the agreement of other necessary parties, and (5) our assumptions about the extent to which we can provide consumer relief to satisfy our financial obligations as contemplated by the agreements in principle with regulators. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended September 30%			Nine Months Ended September 30%
	2013	2012	Change [4]	2013	2012	Change [4]
EARNINGS & DIVIDENDS
Net income	$189	$1,077	(82)%	$918	$1,602	(43)%
Net income available to common shareholders	179	1,066	(83)	884	1,581	(44)
Net income available to common shareholders excluding 8-K items announced during the quarter [1]	358	314	14	1,063	829	28
Total revenue - FTE [1,2]	1,920	3,843	(50)	6,134	8,307	(26)
Total revenue - FTE excluding securities gains, net [1,2]	1,920	1,902	1	6,132	6,334	(3)
Net income per average common share
Diluted	0.33	1.98	(83)	1.64	2.94	(44)
Diluted, excluding 8-K items announced during the quarter [1]	0.66	0.58	14	1.97	1.54	28
Basic	0.33	1.99	(83)	1.65	2.96	(44)
Dividends paid per common share	0.10	0.05	100	0.25	0.15	67
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$171,838	$175,282	(2)%	$172,061	$176,679	(3)%
Earning assets	154,250	153,207	1	153,412	154,236	(1)
Loans	122,672	124,080	(1)	121,649	123,332	(1)
Intangible assets including MSRs	7,643	7,274	5	7,493	7,337	2
MSRs	1,232	829	49	1,077	901	20
Consumer and commercial deposits	126,618	125,353	1	126,947	125,692	1
Brokered time and foreign deposits	2,007	2,237	(10)	2,083	2,252	(8)
Total shareholders’ equity	21,027	20,619	2	21,138	20,450	3
Preferred stock	725	275	NM	725	275	NM
As of
Total assets	171,777	173,181	(1)
Earning assets	154,849	152,472	2
Loans	124,340	121,817	2
Allowance for loan and lease losses	2,071	2,239	(8)
Consumer and commercial deposits	126,861	124,898	2
Brokered time and foreign deposits	2,022	2,328	(13)
Total shareholders’ equity	21,070	20,399	3
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.44%	2.45%	(82)%	0.71%	1.21%	(41)%
Return on average common shareholders’ equity	3.49	20.84	(83)	5.79	10.47	(45)
Return on average tangible common shareholders' equity [1]	5.10	30.51	(83)	8.44	15.37	(45)
Net interest margin [2]	3.19	3.38	(6)	3.25	3.42	(5)
Efficiency ratio [2]	90.77	44.90	NM	73.41	57.94	27
Tangible efficiency ratio [1,2]	90.46	44.47	NM	73.12	57.48	27
Effective tax rate [4]	NM	33.82	NM	14.12	30.71	(54)
Tier 1 common equity [3]	9.92	9.82	1
Tier 1 capital [3]	10.95	10.57	4
Total capital [3]	13.00	12.95	—
Tier 1 leverage [3]	9.47	8.49	12
Total average shareholders’ equity to total average assets	12.24	11.76	4	12.29	11.57	6
Tangible equity to tangible assets [1]	8.98	8.48	6

Book value per common share	$37.85	$37.35	1
Tangible book value per common share [1]	26.27	25.72	2
Market price:
High	36.29	30.79	18	36.29	30.79	18
Low	31.59	22.34	41	26.93	18.07	49
Close	32.42	28.27	15
Market capitalization	17,427	15,232	14
Average common shares outstanding (000s)
Diluted	538,850	538,699	—	539,488	537,538	—
Basic	533,829	534,506	—	534,887	533,859	—
Full-time equivalent employees	26,409	28,000	(6)
Number of ATMs	2,846	2,914	(2)
Full service banking offices	1,508	1,633	(8)

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.
4 "NM" - Not meaningful. Calculated percentage was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
EARNINGS & DIVIDENDS
Net income	$189	$377	$352	$356	$1,077
Net income available to common shareholders	179	365	340	350	1,066
Net income available to common shareholders excluding 8-K items announced during the quarter [1]	358	365	340	350	314
Total revenue - FTE [1,2]	1,920	2,100	2,114	2,291	3,843
Total revenue - FTE excluding securities gains, net [1,2]	1,920	2,100	2,112	2,290	1,902
Net income per average common share
Diluted	0.33	0.68	0.63	0.65	1.98
Diluted, excluding 8-K items announced during the quarter [1]	0.66	0.68	0.63	0.65	0.58
Basic	0.33	0.68	0.64	0.66	1.99
Dividends paid per common share	0.10	0.10	0.05	0.05	0.05
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$171,838	$172,537	$171,808	$174,510	$175,282
Earning assets	154,250	153,495	152,471	151,225	153,207
Loans	122,672	121,372	120,882	121,587	124,080
Intangible assets including MSRs	7,643	7,455	7,379	7,278	7,274
MSRs	1,232	1,039	957	848	829
Consumer and commercial deposits	126,618	126,579	127,655	127,907	125,353
Brokered time and foreign deposits	2,007	2,075	2,170	2,266	2,237
Total shareholders’ equity	21,027	21,272	21,117	20,630	20,619
Preferred stock	725	725	725	334	275
As of
Total assets	171,777	171,546	172,435	173,442	173,181
Earning assets	154,849	154,430	152,783	151,223	152,472
Loans	124,340	122,031	120,804	121,470	121,817
Allowance for loan and lease losses	2,071	2,125	2,152	2,174	2,239
Consumer and commercial deposits	126,861	125,588	127,735	130,180	124,898
Brokered time and foreign deposits	2,022	2,031	2,180	2,136	2,328
Total shareholders’ equity	21,070	21,007	21,194	20,985	20,399
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.44%	0.88%	0.83%	0.81%	2.45%
Return on average common shareholders’ equity	3.49	7.12	6.77	6.86	20.84
Return on average tangible common shareholders' equity [1]	5.10	10.35	9.88	10.04	30.51
Net interest margin [2]	3.19	3.25	3.33	3.36	3.38
Efficiency ratio [2]	90.77	66.56	64.46	65.93	44.90
Tangible efficiency ratio [1,2]	90.46	66.27	64.17	65.63	44.47
Effective tax rate [4]	NM	27.89	30.04	14.86	33.82
Tier 1 common equity [3]	9.92	10.19	10.13	10.04	9.82
Tier 1 capital [3]	10.95	11.24	11.20	11.13	10.57
Total capital [3]	13.00	13.43	13.45	13.48	12.95
Tier 1 leverage [3]	9.47	9.40	9.26	8.91	8.49
Total average shareholders’ equity to total average assets	12.24	12.33	12.29	11.82	11.76
Tangible equity to tangible assets [1]	8.98	8.95	9.00	8.82	8.48

Book value per common share	$37.85	$37.65	$37.89	$37.59	$37.35
Tangible book value per common share [1]	26.27	26.08	26.33	25.98	25.72
Market price:
High	36.29	32.84	29.98	30.64	30.79
Low	31.59	26.97	26.93	25.30	22.34
Close	32.42	31.57	28.81	28.35	28.27
Market capitalization	17,427	17,005	15,563	15,279	15,232
Average common shares outstanding (000s)
Diluted	538,850	539,763	539,862	539,618	538,699
Basic	533,829	535,172	535,680	535,012	534,506
Full-time equivalent employees	26,409	26,199	26,238	26,778	28,000
Number of ATMs	2,846	2,874	2,882	2,923	2,914
Full service banking offices	1,508	1,539	1,574	1,616	1,633

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.
4 "NM" - Not meaningful. Calculated percentage was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Increase/(Decrease)		Nine Months Ended		Increase/(Decrease)
	September 30				September 30
	2013	2012	Amount	% [3]	2013	2012	Amount	% [3]
Interest income	$1,339	$1,445	($106)	(7)%	$4,045	$4,471	($426)	(10)%
Interest expense	131	174	(43)	(25)	405	615	(210)	(34)
NET INTEREST INCOME	1,208	1,271	(63)	(5)	3,640	3,856	(216)	(6)
Provision for credit losses	95	450	(355)	(79)	453	1,067	(614)	(58)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,113	821	292	36	3,187	2,789	398	14
NONINTEREST INCOME
Service charges on deposit accounts	168	172	(4)	(2)	492	504	(12)	(2)
Trust and investment management income	133	127	6	5	387	387	—	—
Retail investment services	68	60	8	13	198	180	18	10
Other charges and fees	91	97	(6)	(6)	277	305	(28)	(9)
Investment banking income	99	83	16	19	260	230	30	13
Trading income	33	19	14	74	124	145	(21)	(14)
Card fees [1]	77	74	3	4	231	239	(8)	(3)
Mortgage production related (loss)/income	(10)	(64)	54	84	282	102	180	NM
Mortgage servicing related income	11	64	(53)	(83)	50	215	(165)	(77)
Other noninterest income/(loss)	10	(31)	41	NM	98	78	20	26
Net securities gains	—	1,941	(1,941)	(100)	2	1,973	(1,971)	(100)
Total noninterest income	680	2,542	(1,862)	(73)	2,401	4,358	(1,957)	(45)
NONINTEREST EXPENSE
Employee compensation and benefits	682	780	(98)	(13)	2,178	2,340	(162)	(7)
Net occupancy expense	86	92	(6)	(7)	261	267	(6)	(2)
Outside processing and software	190	171	19	11	555	527	28	5
Equipment expense	45	49	(4)	(8)	136	140	(4)	(3)
Marketing and customer development	34	75	(41)	(55)	95	134	(39)	(29)
Amortization/impairment of intangible assets/goodwill	6	17	(11)	(65)	18	39	(21)	(54)
Net loss on extinguishment of debt	—	2	(2)	(100)	—	15	(15)	(100)
Operating losses	350	71	279	NM	461	200	261	NM
FDIC premium/regulatory exams	45	67	(22)	(33)	140	179	(39)	(22)
Other noninterest expense	305	402	(97)	(24)	659	972	(313)	(32)
Total noninterest expense	1,743	1,726	17	1	4,503	4,813	(310)	(6)
INCOME BEFORE (BENEFIT)/PROVISION FOR INCOME TAXES	50	1,637	(1,587)	(97)	1,085	2,334	(1,249)	(54)
(Benefit)/provision for income taxes	(146)	551	(697)	NM	151	710	(559)	(79)
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	196	1,086	(890)	(82)	934	1,624	(690)	(42)
Net income attributable to noncontrolling interest	7	9	(2)	(22)	16	22	(6)	(27)
NET INCOME	$189	$1,077	($888)	(82)%	$918	$1,602	($684)	(43)%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$179	$1,066	($887)	(83)%	$884	$1,581	($697)	(44)%
Net interest income - FTE [2]	1,240	1,301	(61)	(5)	3,733	3,949	(216)	(5)
Net income per average common share
Diluted	0.33	1.98	(1.65)	(83)	1.64	2.94	(1.30)	(44)
Basic	0.33	1.99	(1.66)	(83)	1.65	2.96	(1.31)	(44)
Cash dividends paid per common share	0.10	0.05	0.05	100	0.25	0.15	0.10	67
Average common shares outstanding (000s)
Diluted	538,850	538,699	151	—	539,488	537,538	1,950	—
Basic	533,829	534,506	(677)	—	534,887	533,859	1,028	—

1 PIN interchange fees are presented in card fees along with other interchange fee income for the three and nine months ended September 30, 2013. Previously, these PIN interchange fees were presented in other charges and fees and therefore, for comparative purposes, $19 million and $56 million of PIN interchange fees have been reclassified to card fees for the three and nine months ended September 30, 2012, respectively.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2013	2013	Amount	% [3]	2013	2012	2012
Interest income	$1,339	$1,347	($8)	(1)%	$1,359	$1,396	$1,445
Interest expense	131	136	(5)	(4)	138	150	174
NET INTEREST INCOME	1,208	1,211	(3)	—	1,221	1,246	1,271
Provision for credit losses	95	146	(51)	(35)	212	328	450
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,113	1,065	48	5	1,009	918	821
NONINTEREST INCOME
Service charges on deposit accounts	168	164	4	2	160	173	172
Trust and investment management income	133	130	3	2	124	125	127
Retail investment services	68	69	(1)	(1)	61	60	60
Other charges and fees	91	97	(6)	(6)	89	97	97
Investment banking income	99	93	6	6	68	112	83
Trading income	33	49	(16)	(33)	42	65	19
Card fees [1]	77	78	(1)	(1)	76	78	74
Mortgage production related (loss)/income	(10)	133	(143)	NM	159	241	(64)
Mortgage servicing related income	11	1	10	NM	38	45	64
Other noninterest income/(loss)	10	44	(34)	(77)	44	18	(31)
Net securities gains	—	—	—	—	2	1	1,941
Total noninterest income	680	858	(178)	(21)	863	1,015	2,542
NONINTEREST EXPENSE
Employee compensation and benefits	682	737	(55)	(7)	759	738	780
Net occupancy expense	86	86	—	—	89	91	92
Outside processing and software	190	187	3	2	178	183	171
Equipment expense	45	46	(1)	(2)	45	48	49
Marketing and customer development	34	31	3	10	30	50	75
Amortization/impairment of intangible assets/goodwill	6	6	—	—	6	7	17
Net loss on extinguishment of debt	—	—	—	—	—	1	2
Operating losses	350	72	278	NM	39	77	71
FDIC premium/regulatory exams	45	41	4	10	54	54	67
Other noninterest expense	305	191	114	60	163	261	402
Total noninterest expense	1,743	1,397	346	25	1,363	1,510	1,726
INCOME BEFORE (BENEFIT)/PROVISION FOR INCOME TAXES	50	526	(476)	(90)	509	423	1,637
(Benefit)/provision for income taxes	(146)	146	(292)	NM	151	62	551
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	196	380	(184)	(48)	358	361	1,086
Net income attributable to noncontrolling interest	7	3	4	NM	6	5	9
NET INCOME	$189	$377	($188)	(50)%	$352	$356	$1,077
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$179	$365	($186)	(51)%	$340	$350	$1,066
Net interest income - FTE [2]	1,240	1,242	(2)	—	1,251	1,276	1,301
Net income per average common share
Diluted	0.33	0.68	(0.35)	(51)	0.63	0.65	1.98
Basic	0.33	0.68	(0.35)	(51)	0.64	0.66	1.99
Cash dividends paid per common share	0.10	0.10	—	—	0.05	0.05	0.05
Average common shares outstanding (000s)
Diluted	538,850	539,763	(913)	—	539,862	539,618	538,699
Basic	533,829	535,172	(1,343)	—	535,680	535,012	534,506

1 PIN interchange fees are presented along with other interchange fee income in card fees for the three quarters in 2013. Previously, these PIN interchange fees were presented in other charges and fees and therefore, for comparative purposes, $20 million and $19 million of PIN interchange fees have been reclassified to card fees for the three months ended December 31, 2012 and September 30, 2012, respectively.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	September 30		Increase/(Decrease)
	2013	2012	Amount	% [2]
ASSETS
Cash and due from banks	$3,041	$4,655	($1,614)	(35)%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,222	930	292	31
Interest-bearing deposits in other banks	23	22	1	5
Trading assets	5,731	6,381	(650)	(10)
Securities available for sale	22,626	21,467	1,159	5
Loans held for sale	2,462	5,205	(2,743)	(53)
Loans held for investment:
Commercial and industrial	55,943	52,407	3,536	7
Commercial real estate	4,755	4,491	264	6
Commercial construction	737	808	(71)	(9)
Residential mortgages - guaranteed	3,527	4,823	(1,296)	(27)
Residential mortgages - nonguaranteed	24,106	23,925	181	1
Residential home equity products	14,826	15,019	(193)	(1)
Residential construction	582	805	(223)	(28)
Consumer student loans - guaranteed	5,489	5,823	(334)	(6)
Consumer other direct	2,670	2,341	329	14
Consumer indirect	11,035	10,781	254	2
Consumer credit cards	670	594	76	13
Total loans held for investment	124,340	121,817	2,523	2
Allowance for loan and lease losses	(2,071)	(2,239)	(168)	(8)
Net loans held for investment	122,269	119,578	2,691	2
Goodwill	6,369	6,369	—	—
Other intangible assets	1,287	896	391	44
Other real estate owned	196	304	(108)	(36)
Other assets	6,551	7,374	(823)	(11)
Total assets[1]	$171,777	$173,181	($1,404)	(1)%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$39,006	$37,592	$1,414	4%
Interest-bearing consumer and commercial deposits:
NOW accounts	25,495	25,147	348	1
Money market accounts	43,106	41,395	1,711	4
Savings	5,778	5,189	589	11
Consumer time	8,742	9,941	(1,199)	(12)
Other time	4,734	5,634	(900)	(16)
Total consumer and commercial deposits	126,861	124,898	1,963	2
Brokered time deposits	2,022	2,198	(176)	(8)
Foreign deposits	—	130	(130)	(100)
Total deposits	128,883	127,226	1,657	1
Funds purchased	934	680	254	37
Securities sold under agreements to repurchase	1,574	1,630	(56)	(3)
Other short-term borrowings	4,479	6,511	(2,032)	(31)
Long-term debt	9,985	10,765	(780)	(7)
Trading liabilities	1,264	1,458	(194)	(13)
Other liabilities	3,588	4,512	(924)	(20)
Total liabilities	150,707	152,782	(2,075)	(1)
SHAREHOLDERS' EQUITY
Preferred stock, no par value	725	275	450	NM
Common stock, $1.00 par value	550	550	—	—
Additional paid in capital	9,117	9,195	(78)	(1)
Retained earnings	11,573	10,491	1,082	10
Treasury stock, at cost, and other	(579)	(616)	(37)	(6)
Accumulated other comprehensive (loss)/income	(316)	504	(820)	NM
Total shareholders' equity	21,070	20,399	671	3
Total liabilities and shareholders' equity	$171,777	$173,181	($1,404)	(1)%

Common shares outstanding	537,549	538,821	(1,272)	—%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	7	3	4	NM
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	12,372	11,100	1,272	11
1 Includes earning assets of $154,849 and $152,472 at September 30, 2013 and 2012, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2013	2013	Amount	% [2]	2013	2012	2012
ASSETS
Cash and due from banks	$3,041	$3,027	$14	—%	$4,787	$7,134	$4,655
Federal funds sold and securities borrowed or purchased under agreements to resell	1,222	1,111	111	10	1,154	1,101	930
Interest-bearing deposits in other banks	23	21	2	10	21	22	22
Trading assets	5,731	5,824	(93)	(2)	6,250	6,049	6,381
Securities available for sale	22,626	23,389	(763)	(3)	23,823	21,953	21,467
Loans held for sale	2,462	3,647	(1,185)	(32)	3,193	3,399	5,205
Loans held for investment:
Commercial and industrial	55,943	55,070	873	2	54,343	54,048	52,407
Commercial real estate	4,755	4,308	447	10	4,261	4,127	4,491
Commercial construction	737	667	70	10	634	713	808
Residential mortgages - guaranteed	3,527	3,622	(95)	(3)	3,930	4,252	4,823
Residential mortgages - nonguaranteed	24,106	23,341	765	3	23,051	23,389	23,925
Residential home equity products	14,826	14,682	144	1	14,617	14,805	15,019
Residential construction	582	635	(53)	(8)	683	753	805
Consumer student loans - guaranteed	5,489	5,431	58	1	5,275	5,357	5,823
Consumer other direct	2,670	2,483	187	8	2,387	2,396	2,341
Consumer indirect	11,035	11,151	(116)	(1)	11,009	10,998	10,781
Consumer credit cards	670	641	29	5	614	632	594
Total loans held for investment	124,340	122,031	2,309	2	120,804	121,470	121,817
Allowance for loan and lease losses	(2,071)	(2,125)	(54)	(3)	(2,152)	(2,174)	(2,239)
Net loans held for investment	122,269	119,906	2,363	2	118,652	119,296	119,578
Goodwill	6,369	6,369	—	—	6,369	6,369	6,369
Other intangible assets	1,287	1,244	43	3	1,076	956	896
Other real estate owned	196	198	(2)	(1)	224	264	304
Other assets	6,551	6,810	(259)	(4)	6,886	6,899	7,374
Total assets[1]	$171,777	$171,546	$231	—%	$172,435	$173,442	$173,181
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$39,006	$37,999	$1,007	3%	$38,593	$39,481	$37,592
Interest-bearing consumer and commercial deposits:
NOW accounts	25,495	26,106	(611)	(2)	26,736	27,617	25,147
Money market accounts	43,106	41,684	1,422	3	42,231	42,846	41,395
Savings	5,778	5,819	(41)	(1)	5,769	5,314	5,189
Consumer time	8,742	9,050	(308)	(3)	9,281	9,569	9,941
Other time	4,734	4,930	(196)	(4)	5,125	5,353	5,634
Total consumer and commercial deposits	126,861	125,588	1,273	1	127,735	130,180	124,898
Brokered time deposits	2,022	2,006	16	1	2,080	2,136	2,198
Foreign deposits	—	25	(25)	(100)	100	—	130
Total deposits	128,883	127,619	1,264	1	129,915	132,316	127,226
Funds purchased	934	420	514	NM	605	617	680
Securities sold under agreements to repurchase	1,574	1,869	(295)	(16)	1,854	1,574	1,630
Other short-term borrowings	4,479	5,825	(1,346)	(23)	4,169	3,303	6,511
Long-term debt	9,985	9,818	167	2	9,331	9,357	10,765
Trading liabilities	1,264	1,176	88	7	1,348	1,161	1,458
Other liabilities	3,588	3,812	(224)	(6)	4,019	4,129	4,512
Total liabilities	150,707	150,539	168	—	151,241	152,457	152,782
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	725	725	—	—	725	725	275
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid in capital	9,117	9,126	(9)	—	9,132	9,174	9,195
Retained earnings	11,573	11,447	126	1	11,133	10,817	10,491
Treasury stock, at cost, and other	(579)	(558)	21	4	(531)	(590)	(616)
Accumulated other comprehensive (loss)/income	(316)	(283)	(33)	(12)	185	309	504
Total shareholders’ equity	21,070	21,007	63	—	21,194	20,985	20,399
Total liabilities and shareholders’ equity	$171,777	$171,546	$231	—%	$172,435	$173,442	$173,181

Common shares outstanding	537,549	538,653	(1,104)	—%	540,187	538,959	538,821
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	7	7	—	—	7	7	3
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	12,372	11,268	1,104	10	9,734	10,962	11,100
1 Includes earning assets of $154,849, $154,430, $152,783, $151,223, and $152,472 at September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012, and September 30, 2012, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended						Increase/(Decrease) From
	September 30, 2013			June 30, 2013			Sequential Quarter		Prior Year Quarter
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$54,666	$535	3.88%	$54,490	$544	4.01%	$176	(0.13)	$2,743	(0.55)
Commercial real estate	4,615	37	3.18	4,262	35	3.27	353	(0.09)	90	(0.38)
Commercial construction	704	6	3.38	628	5	3.47	76	(0.09)	(80)	(0.36)
Residential mortgages - guaranteed	3,526	28	3.14	3,768	27	2.86	(242)	0.28	(1,906)	0.38
Residential mortgages - nonguaranteed	23,258	238	4.09	22,470	242	4.30	788	(0.21)	353	(0.38)
Home equity products	14,549	133	3.63	14,358	131	3.65	191	(0.02)	(317)	(0.05)
Residential construction	529	7	4.88	559	8	5.46	(30)	(0.58)	(138)	(0.56)
Guaranteed student loans	5,453	52	3.81	5,339	50	3.78	114	0.03	(1,730)	(0.11)
Other direct	2,563	28	4.33	2,434	27	4.41	129	(0.08)	297	(0.02)
Indirect	11,069	94	3.36	11,073	94	3.41	(4)	(0.05)	485	(0.48)
Credit cards	656	16	9.73	617	15	9.80	39	(0.07)	79	(0.14)
Nonaccrual	1,084	6	2.37	1,374	9	2.76	(290)	(0.39)	(1,284)	1.00
Total loans	122,672	1,180	3.81	121,372	1,187	3.92	1,300	(0.11)	(1,408)	(0.31)
Securities available for sale:
Taxable	22,494	140	2.49	22,834	141	2.46	(340)	0.03	2,070	(0.25)
Tax-exempt - FTE [1]	243	3	5.16	263	3	5.18	(20)	(0.02)	(107)	(0.13)
Total securities available for sale	22,737	143	2.52	23,097	144	2.49	(360)	0.03	1,963	(0.26)
Federal funds sold and securities borrowed or purchased under agreements to resell	1,029	—	0.01	1,107	—	—	(78)	0.01	77	(0.04)
Loans held for sale	3,344	30	3.58	3,540	29	3.26	(196)	0.32	50	0.10
Interest-bearing deposits	22	—	0.11	21	—	0.06	1	0.05	1	(0.15)
Interest earning trading assets	4,446	18	1.64	4,358	18	1.60	88	0.04	360	0.15
Total earning assets	154,250	1,371	3.53	153,495	1,378	3.60	755	(0.07)	1,043	(0.30)
Allowance for loan and lease losses	(2,112)			(2,143)			31		81
Cash and due from banks	3,867			4,453			(586)		(712)
Other assets	14,396			14,346			50		(414)
Noninterest earning trading assets	1,389			1,699			(310)		(783)
Unrealized gains on securities available for sale, net	48			687			(639)		(2,659)
Total assets	$171,838			$172,537			($699)		($3,444)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,435	$4	0.06%	$26,015	$4	0.06%	($580)	—	$625	(0.03)
Money market accounts	43,019	13	0.12	41,850	13	0.13	1,169	(0.01)	1,502	(0.08)
Savings	5,802	1	0.04	5,808	1	0.05	(6)	(0.01)	612	(0.05)
Consumer time	8,895	25	1.12	9,163	26	1.15	(268)	(0.03)	(1,307)	(0.14)
Other time	4,830	15	1.26	5,036	17	1.34	(206)	(0.08)	(941)	(0.16)
Total interest-bearing consumer and commercial deposits	87,981	58	0.26	87,872	61	0.28	109	(0.02)	491	(0.11)
Brokered time deposits	1,989	12	2.44	2,038	14	2.54	(49)	(0.10)	(200)	(0.59)
Foreign deposits	18	—	0.11	37	—	0.13	(19)	(0.02)	(30)	(0.06)
Total interest-bearing deposits	89,988	70	0.31	89,947	75	0.33	41	(0.02)	261	(0.12)
Funds purchased	505	—	0.09	657	—	0.10	(152)	(0.01)	(196)	(0.02)
Securities sold under agreements to repurchase	1,885	1	0.13	1,879	1	0.13	6	—	424	(0.05)
Interest-bearing trading liabilities	720	5	2.58	751	4	2.29	(31)	0.29	18	(0.04)
Other short-term borrowings	5,222	3	0.27	5,422	3	0.24	(200)	0.03	(1,442)	(0.03)
Long-term debt	9,891	52	2.06	9,700	53	2.19	191	(0.13)	(1,843)	(0.17)
Total interest-bearing liabilities	108,211	131	0.48	108,356	136	0.50	(145)	(0.02)	(2,778)	(0.14)
Noninterest-bearing deposits	38,637			38,707			(70)		774
Other liabilities	3,486			3,702			(216)		(1,346)
Noninterest-bearing trading liabilities	477			500			(23)		(502)
Shareholders’ equity	21,027			21,272			(245)		408
Total liabilities and shareholders’ equity	$171,838			$172,537			($699)		($3,444)
Interest Rate Spread			3.05%			3.10%		(0.05)		(0.16)
Net Interest Income - FTE [1]		$1,240			$1,242
Net Interest Margin [2]			3.19%			3.25%		(0.06)		(0.19)

1 The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	March 31, 2013			December 31, 2012			September 30, 2012
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$53,763	$556	4.20%	$52,628	$575	4.34%	$51,923	$578	4.43%
Commercial real estate	4,092	35	3.50	4,228	39	3.66	4,525	41	3.56
Commercial construction	663	6	3.75	701	6	3.63	784	7	3.74
Residential mortgages - guaranteed	4,079	27	2.62	4,606	29	2.49	5,432	37	2.76
Residential mortgages -nonguaranteed	22,386	238	4.25	22,917	248	4.32	22,905	256	4.47
Home equity products	14,363	129	3.64	14,639	135	3.66	14,866	138	3.68
Residential construction	615	7	4.61	659	8	5.01	667	9	5.44
Guaranteed student loans	5,397	52	3.92	5,773	55	3.78	7,183	71	3.92
Other direct	2,398	26	4.43	2,348	25	4.22	2,266	25	4.35
Indirect	10,996	96	3.53	10,883	101	3.70	10,584	102	3.84
Credit cards	617	15	9.52	605	14	9.50	577	14	9.87
Nonaccrual	1,513	11	2.91	1,600	9	2.26	2,368	8	1.37
Total loans	120,882	1,198	4.02	121,587	1,244	4.07	124,080	1,286	4.12
Securities available for sale:
Taxable	22,209	140	2.53	20,290	134	2.64	20,424	140	2.74
Tax-exempt - FTE [1]	294	4	5.22	328	4	5.27	350	5	5.29
Total securities available for sale	22,503	144	2.57	20,618	138	2.68	20,774	145	2.78
Federal funds sold and securities borrowed or purchased under agreements to resell	1,092	—	0.04	980	—	0.08	952	—	0.05
Loans held for sale	3,752	31	3.29	3,769	28	2.94	3,294	29	3.48
Interest-bearing deposits	21	—	0.13	23	—	0.14	21	—	0.26
Interest earning trading assets	4,221	16	1.53	4,248	16	1.55	4,086	15	1.49
Total earning assets	152,471	1,389	3.69	151,225	1,426	3.75	153,207	1,475	3.83
Allowance for loan and lease losses	(2,178)			(2,238)			(2,193)
Cash and due from banks	4,462			8,048			4,579
Other assets	14,342			14,454			14,810
Noninterest earning trading assets	1,917			2,074			2,172
Unrealized gains on securities available for sale, net	794			947			2,707
Total assets	$171,808			$174,510			$175,282
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$26,383	$5	0.08%	$25,590	$5	0.08%	$24,810	$6	0.09%
Money market accounts	42,995	15	0.15	42,452	18	0.17	41,517	21	0.20
Savings	5,527	1	0.06	5,231	1	0.08	5,190	1	0.09
Consumer time	9,421	27	1.16	9,731	29	1.17	10,202	32	1.26
Other time	5,245	18	1.37	5,489	18	1.31	5,771	21	1.42
Total interest-bearing consumer and commercial deposits	89,571	66	0.30	88,493	71	0.32	87,490	81	0.37
Brokered time deposits	2,087	13	2.61	2,152	15	2.71	2,189	17	3.03
Foreign deposits	83	—	0.15	114	—	0.17	48	—	0.17
Total interest-bearing deposits	91,741	79	0.35	90,759	86	0.38	89,727	98	0.43
Funds purchased	716	—	0.11	811	—	0.11	701	—	0.11
Securities sold under agreements to repurchase	1,705	1	0.19	1,668	1	0.21	1,461	1	0.18
Interest-bearing trading liabilities	723	4	2.21	719	4	2.12	702	4	2.62
Other short-term borrowings	3,721	3	0.29	5,057	4	0.32	6,664	5	0.30
Long-term debt	9,357	51	2.22	10,491	55	2.07	11,734	66	2.23
Total interest-bearing liabilities	107,963	138	0.52	109,505	150	0.54	110,989	174	0.62
Noninterest-bearing deposits	38,084			39,414			37,863
Other liabilities	4,048			4,322			4,832
Noninterest-bearing trading liabilities	596			639			979
Shareholders’ equity	21,117			20,630			20,619
Total liabilities and shareholders’ equity	$171,808			$174,510			$175,282
Interest Rate Spread			3.17%			3.21%			3.21%
Net Interest Income - FTE [1]		$1,251			$1,276			$1,301
Net Interest Margin [2]			3.33%			3.36%			3.38%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Nine Months Ended
	September 30, 2013			September 30, 2012			Increase/(Decrease)
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$54,310	$1,635	4.03%	$50,758	$1,754	4.62%	$3,552	(0.59)
Commercial real estate	4,325	107	3.31	4,614	126	3.65	(289)	(0.34)
Commercial construction	665	18	3.53	855	25	3.83	(190)	(0.30)
Residential mortgages - guaranteed	3,789	81	2.86	5,920	137	3.08	(2,131)	(0.22)
Residential mortgages - nonguaranteed	22,708	717	4.21	22,521	775	4.59	187	(0.38)
Home equity products	14,424	393	3.64	15,071	416	3.69	(647)	(0.05)
Residential construction	567	21	4.97	704	27	5.22	(137)	(0.25)
Guaranteed student loans	5,397	155	3.84	7,229	211	3.89	(1,832)	(0.05)
Other direct	2,466	81	4.39	2,184	72	4.39	282	—
Indirect	11,046	284	3.43	10,329	302	3.90	717	(0.47)
Credit cards	630	46	9.69	553	43	10.26	77	(0.57)
Nonaccrual	1,322	27	2.71	2,594	22	1.13	(1,272)	1.58
Total loans	121,649	3,565	3.92	123,332	3,910	4.23	(1,683)	(0.31)
Securities available for sale:
Taxable	22,514	421	2.49	22,406	507	3.01	108	(0.52)
Tax-exempt - FTE [1]	266	10	5.19	382	15	5.35	(116)	(0.16)
Total securities available for sale	22,780	431	2.53	22,788	522	3.05	(8)	(0.52)
Federal funds sold and securities borrowed or purchased under agreements to resell	1,075	—	0.02	869	—	0.03	206	(0.01)
Loans held for sale	3,544	90	3.37	3,099	84	3.60	445	(0.23)
Interest-bearing deposits	22	—	0.10	21	—	0.24	1	(0.14)
Interest earning trading assets	4,342	52	1.59	4,127	48	1.55	215	0.04
Total earning assets	153,412	4,138	3.61	154,236	4,564	3.95	(824)	(0.34)
Allowance for loan and lease losses	(2,144)			(2,314)			170
Cash and due from banks	4,258			4,621			(363)
Other assets	14,361			14,987			(626)
Noninterest earning trading assets	1,667			2,221			(554)
Unrealized gains on securities available for sale, net	507			2,928			(2,421)
Total assets	$172,061			$176,679			($4,618)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,941	$13	0.07%	$25,009	$18	0.10%	$932	(0.03)
Money market accounts	42,621	42	0.13	41,983	70	0.22	638	(0.09)
Savings	5,713	2	0.05	5,073	4	0.11	640	(0.06)
Consumer time	9,158	78	1.14	10,888	116	1.43	(1,730)	(0.29)
Other time	5,036	50	1.32	6,110	72	1.58	(1,074)	(0.26)
Total interest-bearing consumer and commercial deposits	88,469	185	0.28	89,063	280	0.42	(594)	(0.14)
Brokered time deposits	2,037	39	2.53	2,222	62	3.65	(185)	(1.12)
Foreign deposits	46	—	0.14	30	—	0.17	16	(0.03)
Total interest-bearing deposits	90,552	224	0.33	91,315	342	0.50	(763)	(0.17)
Funds purchased	625	1	0.10	793	1	0.11	(168)	(0.01)
Securities sold under agreements to repurchase	1,824	2	0.15	1,580	2	0.17	244	(0.02)
Interest-bearing trading liabilities	731	13	2.36	661	11	2.29	70	0.07
Other short-term borrowings	4,794	9	0.26	7,589	15	0.25	(2,795)	0.01
Long-term debt	9,652	156	2.15	12,247	244	2.66	(2,595)	(0.51)
Total interest-bearing liabilities	108,178	405	0.50	114,185	615	0.72	(6,007)	(0.22)
Noninterest-bearing deposits	38,478			36,629			1,849
Other liabilities	3,743			4,356			(613)
Noninterest-bearing trading liabilities	524			1,059			(535)
Shareholders’ equity	21,138			20,450			688
Total liabilities and shareholders’ equity	$172,061			$176,679			($4,618)
Interest Rate Spread			3.11%			3.23%		(0.12)
Net Interest Income - FTE [1]		$3,733			$3,949
Net Interest Margin [2]			3.25%			3.42%		(0.17)

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended September 30				Nine Months Ended September 30
			Increase/(Decrease)				Increase/(Decrease)
	2013	2012	Amount	%[4]	2013	2012	Amount	%[4]
CREDIT DATA
Allowance for credit losses - beginning	$2,172	$2,350	($178)	(8)%	$2,219	$2,505	($286)	(11)%
Provision for unfunded commitments	3	—	3	NM	5	2	3	NM
Provision for loan losses:
Commercial	78	127	(49)	(39)	183	214	(31)	(14)
Residential	(7)	300	(307)	NM	184	788	(604)	(77)
Consumer	21	23	(2)	(9)	81	63	18	29
Total provision for loan losses	92	450	(358)	(80)	448	1,065	(617)	(58)
Charge-offs:
Commercial	(52)	(126)	(74)	(59)	(176)	(346)	(170)	(49)
Residential	(109)	(425)	(316)	(74)	(430)	(1,001)	(571)	(57)
Consumer	(28)	(34)	(6)	(18)	(89)	(98)	(9)	(9)
Total charge-offs	(189)	(585)	(396)	(68)	(695)	(1,445)	(750)	(52)
Recoveries:
Commercial	13	55	(42)	(76)	48	111	(63)	(57)
Residential	21	10	11	NM	67	21	46	NM
Consumer	9	9	—	—	29	30	(1)	(3)
Total recoveries	43	74	(31)	(42)	144	162	(18)	(11)
Net charge-offs	(146)	(511)	(365)	(71)	(551)	(1,283)	(732)	(57)
Allowance for credit losses - ending	$2,121	$2,289	($168)	(7)%	$2,121	$2,289	($168)	(7)%
Components:
Allowance for loan and lease losses	$2,071	$2,239	($168)	(8)%
Unfunded commitments reserve	50	50	—	—
Allowance for credit losses	$2,121	$2,289	($168)	(7)%
Net charge-offs to average loans (annualized):
Commercial	0.26%	0.49%	(0.23)	(47)%	0.29%	0.55%	(0.26)	(47)%
Residential	0.82	3.63	(2.81)	(77)	1.14	2.85	(1.71)	(60)
Consumer	0.39	0.46	(0.07)	(15)	0.41	0.44	(0.03)	(7)
Total net charge-offs to total average loans	0.47%	1.64%	(1.17)	(71)%	0.61%	1.39%	(0.78)	(56)%
Period Ended
Nonaccrual/nonperforming loans:
Commercial	$275	$482	($207)	(43)%
Residential	752	1,225	(473)	(39)
Consumer	10	24	(14)	(58)
Total nonaccrual/nonperforming loans	1,037	1,731	(694)	(40)
Other real estate owned (“OREO”)	196	304	(108)	(36)
Other repossessed assets	9	10	(1)	(10)
Nonperforming loans held for sale ("LHFS")	59	40	19	48
Total nonperforming assets	$1,301	$2,085	($784)	(38)%
Accruing restructured loans	$2,744	$2,640	$104	4%
Nonaccruing restructured loans	406	482	(76)	(16)
Accruing loans past due > 90 days (guaranteed)	1,108	1,041	67	6
Accruing loans past due > 90 days (non-guaranteed)	55	63	(8)	(13)
Accruing LHFS past due > 90 days	—	1,127	(1,127)	(100)
Nonperforming loans to total loans	0.83%	1.42%	(0.59)	(42)%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.04	1.71	(0.67)	(39)
Allowance to period-end loans[1,2]	1.67	1.84	(0.17)	(9)
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.80	2.02	(0.22)	(11)
Allowance to nonperforming loans[1,2]	201	130	71	55
Allowance to annualized net charge-offs[1]	3.58x	1.10x	2.48x	NM

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended
	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2013	2013	Amount	%[4]	2013	2012	2012
CREDIT DATA
Allowance for credit losses - beginning	$2,172	$2,205	($33)	(1)%	$2,219	$2,289	$2,350
Provision/(benefit) for unfunded commitments	3	(6)	9	NM	8	(5)	—
Provision for loan losses:
Commercial	78	42	36	86	64	27	127
Residential	(7)	78	(85)	NM	112	274	300
Consumer	21	32	(11)	(34)	28	32	23
Total provision for loan losses	92	152	(60)	(39)	204	333	450
Charge-offs:
Commercial	(52)	(64)	(12)	(19)	(60)	(111)	(126)
Residential	(109)	(143)	(34)	(24)	(178)	(315)	(425)
Consumer	(28)	(26)	2	8	(35)	(36)	(34)
Total charge-offs	(189)	(233)	(44)	(19)	(273)	(462)	(585)
Recoveries:
Commercial	13	20	(7)	(35)	15	43	55
Residential	21	24	(3)	(13)	22	10	10
Consumer	9	10	(1)	(10)	10	11	9
Total recoveries	43	54	(11)	(20)	47	64	74
Net charge-offs	(146)	(179)	(33)	(18)	(226)	(398)	(511)
Allowance for credit losses - ending	$2,121	$2,172	($51)	(2)%	$2,205	$2,219	$2,289
Components:
Allowance for loan and lease losses	$2,071	$2,125	($54)	(3)%	$2,152	$2,174	$2,239
Unfunded commitments reserve	50	47	3	6	53	45	50
Allowance for credit losses	$2,121	$2,172	($51)	(2)%	$2,205	$2,219	$2,289
Net charge-offs to average loans (annualized):
Commercial	0.26%	0.29%	(0.03)	(10)%	0.32%	0.46%	0.49%
Residential	0.82	1.13	(0.31)	(27)	1.48	2.75	3.63
Consumer	0.39	0.34	0.05	15	0.52	0.53	0.46
Total net charge-offs to total average loans	0.47%	0.59%	(0.12)	(20)%	0.76%	1.30%	1.64%
Period Ended
Nonaccrual/nonperforming loans:
Commercial	$275	$304	($29)	(10)%	$289	$294	$482
Residential	752	825	(73)	(9)	1,157	1,228	1,225
Consumer	10	12	(2)	(17)	21	25	24
Total nonaccrual/nonperforming loans	1,037	1,141	(104)	(9)	1,467	1,547	1,731
OREO	196	198	(2)	(1)	223	264	304
Other repossessed assets	9	8	1	13	9	9	10
Nonperforming LHFS	59	48	11	23	41	37	40
Total nonperforming assets	$1,301	$1,395	($94)	(7)%	$1,740	$1,857	$2,085
Accruing restructured loans	$2,744	$2,781	($37)	(1)%	$2,499	$2,501	$2,640
Nonaccruing restructured loans	406	415	(9)	(2)	655	639	482
Accruing loans past due > 90 days (guaranteed)	1,108	958	150	16	767	722	1,041
Accruing loans past due > 90 days (non-guaranteed)	55	47	8	17	56	60	63
Accruing LHFS past due > 90 days	—	1	(1)	(100)	2	1	1,127
Nonperforming loans to total loans	0.83%	0.94%	(0.11)	(12)%	1.21%	1.27%	1.42%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.04	1.14	(0.10)	(9)	1.44	1.52	1.71
Allowance to period-end loans[1,2]	1.67	1.75	(0.08)	(5)	1.79	1.80	1.84
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.80	1.89	(0.09)	(5)	1.93	1.95	2.02
Allowance to nonperforming loans[1,2]	201	188	13	7	148	142	130
Allowance to annualized net charge-offs[1]	3.58x	2.97x	0.61x	21	2.34x	1.37x	1.10x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended September 30				Nine Months Ended September 30
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$27	$865	$47	$939	$38	$921	$58	$1,017
Amortization	(6)	—	(3)	(9)	(17)	—	(14)	(31)
Mortgage servicing rights (“MSRs”) originated	—	83	—	83	—	244	—	244
Fair value changes due to inputs and assumptions	—	(55)	—	(55)	—	(157)	—	(157)
Other changes in fair value	—	(61)	—	(61)	—	(173)	—	(173)
Sale of MSRs	—	(1)	—	(1)	—	(4)	—	(4)
Balance, September 30, 2012	$21	$831	$44	$896	$21	$831	$44	$896
Balance, beginning of period	$10	$1,199	$35	$1,244	$17	$899	$40	$956
Amortization	(3)	—	(3)	(6)	(10)	—	(8)	(18)
MSRs originated	—	99	—	99	—	302	—	302
Fair value changes due to inputs and assumptions	—	10	—	10	—	260	—	260
Other changes in fair value	—	(60)	—	(60)	—	(212)	—	(212)
Sale of MSRs	—	—	—	—	—	(1)	—	(1)
Balance, September 30, 2013	$7	$1,248	$32	$1,287	$7	$1,248	$32	$1,287

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
COMMON SHARE ROLLFORWARD (000’s)
Balance, beginning of period	538,653	540,187	538,959	538,821	538,398
Common shares issued/(exchanged) for employee benefit plans, stock option, and restricted stock activity	325	130	1,228	138	423
Repurchase of common stock	(1,429)	(1,664)	—	—	—
Balance, end of period	537,549	538,653	540,187	538,959	538,821

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Nine Months Ended
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	2013	2013	2013	2012	2012	2013	2012
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net interest income	$1,208	$1,211	$1,221	$1,246	$1,271	$3,640	$3,856
Taxable-equivalent adjustment	32	31	30	30	30	93	93
Net interest income - FTE	1,240	1,242	1,251	1,276	1,301	3,733	3,949
Noninterest income	680	858	863	1,015	2,542	2,401	4,358
Total revenue - FTE	1,920	2,100	2,114	2,291	3,843	6,134	8,307
Securities gains, net	—	—	(2)	(1)	(1,941)	(2)	(1,973)
Total revenue - FTE excluding net securities gains [2]	$1,920	$2,100	$2,112	$2,290	$1,902	$6,132	$6,334
Noninterest income	$680	$858	$863	$1,015	$2,542	$2,401	$4,358
Securities gains, net	—	—	(2)	(1)	(1,941)	(2)	(1,973)
Noninterest income excluding net securities gains [2]	$680	$858	$861	$1,014	$601	$2,399	$2,385
Return on average common shareholders’ equity	3.49%	7.12%	6.77%	6.86%	20.84%	5.79%	10.47%
Effect of removing average intangible assets, excluding MSRs	1.61	3.23	3.11	3.18	9.67	2.65	4.90
Return on average tangible common shareholders' equity [3]	5.10%	10.35%	9.88%	10.04%	30.51%	8.44%	15.37%
Efficiency ratio [4]	90.77%	66.56%	64.46%	65.93%	44.90%	73.41%	57.94%
Impact of excluding amortization of intangible assets	(0.31)	(0.29)	(0.29)	(0.30)	(0.43)	(0.29)	(0.46)
Tangible efficiency ratio [5]	90.46%	66.27%	64.17%	65.63%	44.47%	73.12%	57.48%

	September 30	June 30	March 31	December 31	September 30
	2013	2013	2013	2012	2012
Total shareholders' equity	$21,070	$21,007	$21,194	$20,985	$20,399
Goodwill, net of deferred taxes of $180 million, $174 million, $169 million, $163 million, and $159 million, respectively	(6,189)	(6,195)	(6,200)	(6,206)	(6,210)
Other intangible assets, net of deferred taxes of $2 million, $4 million, $5 million, $7 million, and $8 million, respectively, and MSRs	(1,285)	(1,240)	(1,071)	(949)	(888)
MSRs	1,248	1,199	1,025	899	831
Tangible equity	14,844	14,771	14,948	14,729	14,132
Preferred stock	(725)	(725)	(725)	(725)	(275)
Tangible common equity	$14,119	$14,046	$14,223	$14,004	$13,857
Total assets	$171,777	$171,546	$172,435	$173,442	$173,181
Goodwill	(6,369)	(6,369)	(6,369)	(6,369)	(6,369)
Other intangible assets including MSRs	(1,287)	(1,244)	(1,076)	(956)	(896)
MSRs	1,248	1,199	1,025	899	831
Tangible assets	$165,369	$165,132	$166,015	$167,016	$166,747
Tangible equity to tangible assets [6]	8.98%	8.95%	9.00%	8.82%	8.48%
Tangible book value per common share [7]	$26.27	$26.08	$26.33	$25.98	$25.72

Total loans	$124,340	$122,031	$120,804	$121,470	$121,817
Government guaranteed loans	(9,016)	(9,053)	(9,205)	(9,609)	(10,646)
Loans held at fair value	(316)	(339)	(360)	(379)	(390)
Total loans, excluding government guaranteed and fair value loans	$115,008	$112,639	$111,239	$111,482	$110,781
Allowance to total loans, excluding government guaranteed and fair value loans [8]	1.80%	1.89%	1.93%	1.95%	2.02%

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2013	2012	2013	2012
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net income available to common shareholders	$179	$1,066	$884	$1,581
Items announced during the quarter on Form 8-K:
Operating losses related to settlement of certain legal matters	323	—	323	—
Mortgage repurchase provision related to repurchase settlements	63	—	63	—
Provision for unrecoverable servicing advances	96	—	96	—
Securities gains related to sale of The Coca-Cola Company stock	—	(1,938)	—	(1,938)
Mortgage repurchase provision	—	371	—	371
Charitable expense related to The Coca-Cola Company stock contribution	—	38	—	38
Provision for credit losses related to nonperforming loan sales	—	172	—	172
Losses on sale of guaranteed loans	—	92	—	92
Valuation losses related to planned sale of Affordable Housing investments	—	96	—	96
Tax (benefit)/expense related to above items	(190)	417	(190)	417
Net tax benefit related to subsidiary reorganization and other	(113)	—	(113)	—
Net income available to common shareholders, excluding 8-K items announced during the quarter [9]	$358	$314	$1,063	$829

Net income per average common share, diluted	$0.33	$1.98	$1.64	$2.94
Impact of 8-K items announced during the quarter	0.33	(1.40)	0.33	(1.40)
Net income per average common diluted share, excluding 8-K items announced during the quarter [9]	$0.66	$0.58	$1.97	$1.54

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 SunTrust presents total revenue - FTE excluding net securities gains and noninterest income excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
3 SunTrust presents return on average tangible common shareholders' equity to exclude intangible assets, except for MSRs. The Company believes this measure is useful to investors because, by removing the effect of intangible assets, except for MSRs, (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry who present a similar measure. The Company also believes that removing intangible assets, except for MSRs, is a more relevant measure of the return on the Company's common shareholders' equity.
4 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
5 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
7 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
8 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss better depicts the allowance relative to loans that are covered by it.
9 SunTrust presents net income available to common shareholders and net income per average common diluted share excluding items previously announced during the quarter on Form 8-K. The Company believes this measure is useful to investors because it removes the effect of material items impacting the quarter's results allowing a more useful comparison to other quarters' results that did not have a similar impact. Removing these items also allows investors to compare the Company's results to other companies in the industry that may not have had similar items impacting their results. Additional detail on the items can be found in Form 8-K filed with the SEC on October 10, 2013 and September 6, 2012.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended September 30 [1]			Nine Months Ended September 30 [1]
	2013	2012	% Change [2]	2013	2012	% Change
Statements of Income:
Net interest income [3]	$653	$691	(5)%	$1,950	$2,057	(5)%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	653	691	(5)	1,950	2,057	(5)
Provision for credit losses [4]	79	172	(54)	286	464	(38)
Net interest income - FTE - after provision for credit losses	574	519	11	1,664	1,593	4
Noninterest income before securities gains/(losses)	379	356	6	1,107	1,115	(1)
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	379	356	6	1,107	1,115	(1)
Noninterest expense before amortization/impairment of intangible assets/goodwill	684	757	(10)	2,066	2,251	(8)
Amortization/impairment of intangible assets/goodwill	5	16	(69)	16	34	(53)
Total noninterest expense	689	773	(11)	2,082	2,285	(9)
Income before provision for income taxes	264	102	NM	689	423	63
Provision for income taxes	97	39	NM	253	155	63
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	167	63	NM	436	268	63
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$167	$63	NM	$436	$268	63

Total revenue - FTE	$1,032	$1,047	(1)	$3,057	$3,172	(4)
Selected Average Balances:
Total loans	$40,484	$42,190	(4)%	$40,316	$42,180	(4)%
Goodwill	4,262	3,962	8	4,064	3,942	3
Other intangible assets excluding MSRs	30	55	(45)	35	64	(45)
Total assets	45,532	47,053	(3)	45,156	47,029	(4)
Consumer and commercial deposits	83,911	83,340	1	84,157	84,002	—
Performance Ratios:
Efficiency ratio	66.71%	73.82%		68.07%	72.06%
Impact of excluding amortization of intangible assets	(2.32)	(3.76)		(2.39)	(3.33)
Tangible efficiency ratio	64.39%	70.06%		65.68%	68.73%
Other Information (End of Period): [5]
Assets under administration
Managed (discretionary) assets	$48,017	$54,657	(12)%
Non-managed assets	53,800	61,418	(12)
Total assets under administration	101,817	116,075	(12)
Brokerage assets	42,515	39,102	9
Total assets under advisement	$144,332	$155,177	(7)

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.

[2]	"NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

[3]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.

[4]	Provision for credit losses represents net charge-offs for the lines of business.

[5]
Reflects the assets under administration/advisement for GenSpring and Private Wealth Management clients and includes a reclassification of $12.0 billion from Managed to Non-managed assets in the prior year related to a change in investment management responsibilities for certain clients, as well as a reclassification of certain assets based on a revised methodology for classifying assets under administration.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended September 30 [1]			Nine Months Ended September 30 [1]
	2013	2012	% Change [2]	2013	2012	% Change [2]
Statements of Income:
Net interest income [3]	$401	$386	4%	$1,190	$1,133	5%
FTE adjustment	31	29	7	90	90	—
Net interest income - FTE	432	415	4	1,280	1,223	5
Provision for credit losses [4]	21	69	(70)	67	217	(69)
Net interest income - FTE - after provision for credit losses	411	346	19	1,213	1,006	21
Noninterest income before securities gains/(losses)	294	354	(17)	934	1,020	(8)
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	294	354	(17)	934	1,020	(8)
Noninterest expense before amortization of intangible assets	427	517	(17)	1,222	1,427	(14)
Amortization of intangible assets	1	1	—	2	2	—
Total noninterest expense	428	518	(17)	1,224	1,429	(14)
Income - FTE - before provision for income taxes	277	182	52	923	597	55
Provision for income taxes	50	18	NM	191	69	NM
FTE adjustment	31	29	7	90	90	—
Net income including income attributable to noncontrolling interest	196	135	45	642	438	47
Less: net income attributable to noncontrolling interest	2	7	(71)	7	14	(50)
Net income	$194	$128	52	$635	$424	50

Total revenue - FTE	$726	$769	(6)	$2,214	$2,243	(1)
Selected Average Balances:
Total loans	$54,230	$51,369	6%	$53,458	$50,424	6%
Goodwill	2,107	2,414	(13)	2,305	2,414	(5)
Other intangible assets excluding MSRs	11	14	(21)	12	15	(20)
Total assets	66,552	64,605	3	66,307	63,831	4
Consumer and commercial deposits	39,515	38,139	4	39,318	38,131	3
Performance Ratios:
Efficiency ratio	58.93%	67.60%		55.30%	63.72%
Impact of excluding amortization of intangible assets	(1.24)	(1.83)		(1.30)	(1.88)
Tangible efficiency ratio	57.69%	65.77%		54.00%	61.84%
Other Information (End of Period): [5]
Managed (discretionary) assets under administration	$45,036	$41,710	8%
Non-managed assets	—	—	—
Total assets under administration	45,036	41,710	8
Total assets under advisement	$45,036	$41,710	8

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

[3]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.

[4]	Provision for credit losses represents net charge-offs for the lines of business.

[5]	Reflects the assets under administration for Ridgeworth clients.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
	2013	2012	% Change [1]	2013	2012	% Change [1]
Statements of Income:
Net interest income [2]	$140	$129	9%	$409	$387	6%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	140	129	9	409	387	6
Provision for credit losses [3]	45	270	(83)	197	602	(67)
Net interest income/(loss) - FTE - after provision for credit losses	95	(141)	NM	212	(215)	NM
Noninterest income before securities gains/(losses)	(1)	(75)	(99)	328	261	26
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	(1)	(75)	(99)	328	261	26
Noninterest expense before amortization of intangible assets	638	368	73	1,247	1,045	19
Amortization of intangible assets	—	—	—	—	—	—
Total noninterest expense	638	368	73	1,247	1,045	19
Loss before benefit for income taxes	(544)	(584)	(7)	(707)	(999)	(29)
Benefit for income taxes	(139)	(200)	(31)	(206)	(369)	(44)
FTE adjustment	—	—	—	—	—	—
Net loss including income attributable to noncontrolling interest	(405)	(384)	5	(501)	(630)	(20)
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net loss	($405)	($384)	5	($501)	($630)	(20)

Total revenue - FTE	$139	$54	NM	$737	$648	14
Selected Average Balances:
Total loans	$27,921	$30,467	(8)%	$27,830	$30,690	(9)%
Goodwill	—	—	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—	—	—
Total assets	33,025	35,372	(7)	32,973	35,464	(7)
Consumer and commercial deposits	3,247	3,938	(18)	3,501	3,571	(2)
Performance Ratios:
Efficiency ratio	456.41%	672.85%		169.25%	161.23%
Impact of excluding amortization of intangible assets	—	—		—	—
Tangible efficiency ratio	456.41%	672.85%		169.25%	161.23%
Other Information:
Production Data
Channel mix
Retail	$4,434	$4,329	2%	$14,068	$12,881	9%
Wholesale	739	1,472	(50)	3,032	4,133	(27)
Correspondent	2,822	2,331	21	8,826	7,041	25
Total production	$7,995	$8,132	(2)	$25,926	$24,055	8
Channel mix - percent
Retail	56%	53%		54%	54%
Wholesale	9	18		12	17
Correspondent	35	29		34	29
Total production	100%	100%		100%	100%
Purchase and refinance mix
Refinance	$4,334	$5,647	(23)	$17,421	$16,730	4
Purchase	3,661	2,485	47	8,505	7,325	16
Total production	$7,995	$8,132	(2)	$25,926	$24,055	8
Purchase and refinance mix - percent
Refinance	54%	69%		67%	70%
Purchase	46	31		33	30
Total production	100%	100%		100%	100%

Applications	$7,116	$12,696	(44)	$32,228	$40,003	(19)
Mortgage Servicing Data (End of Period):
Total loans serviced	$139,710	$149,721	(7)%
Total loans serviced for others	109,224	115,814	(6)
Net carrying value of MSRs	1,248	831	50
Ratio of net carrying value of MSRs to total loans serviced for others	1.143%	0.718%

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

[2]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.

3 Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
	2013	2012	% Change [1]	2013	2012	% Change [1]
Statements of Income:
Net interest income	$14	$65	(78)%	$91	$279	(67)%
FTE adjustment	1	1	—	3	3	—
Net interest income - FTE	15	66	(77)	94	282	(67)
Provision for credit losses [2]	(50)	(61)	(18)	(97)	(216)	(55)
Net interest income - FTE - after provision for credit losses	65	127	(49)	191	498	(62)
Noninterest income before securities gains/(losses)	8	(34)	NM	30	(11)	NM
Securities gains/(losses), net	—	1,941	(100)	2	1,973	(100)
Total noninterest income	8	1,907	(100)	32	1,962	(98)
Noninterest expense before amortization of intangible assets	(12)	67	NM	(50)	51	NM
Amortization of intangible assets	—	—	—	—	3	(100)
Total noninterest expense	(12)	67	NM	(50)	54	NM
Income - FTE - before (benefit)/provision for income taxes	85	1,967	(96)	273	2,406	(89)
(Benefit)/provision for income taxes	(154)	694	NM	(87)	855	NM
FTE adjustment	1	1	—	3	3	—
Net income including income attributable to noncontrolling interest	238	1,272	(81)	357	1,548	(77)
Less: net income attributable to noncontrolling interest	5	2	NM	9	8	13
Net income	$233	$1,270	(82)	$348	$1,540	(77)

Total revenue - FTE	$23	$1,973	(99)	$126	$2,244	(94)
Selected Average Balances:
Total loans	$37	$54	(31)%	$45	$38	18%
Securities available for sale	22,579	20,575	10	22,606	22,585	—
Other intangible assets excluding MSRs	—	—	—	—	1	(100)
Total assets	26,729	28,252	(5)	27,625	30,355	(9)
Consumer and commercial deposits	(55)	(64)	(14)	(29)	(12)	NM
Other Information:
Duration of investment portfolio (in years)	4.1	1.8
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	1.0%	2.4%
Instantaneous 200 bp increase in rates over next 12 months	1.7%	4.5%
Instantaneous 25 bp decrease in rates over next 12 months	(0.8)%	(0.7)%

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

[2]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED - SEGMENT TOTALS
(Dollars in millions) (Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
	2013	2012	% Change [1]	2013	2012	% Change
Statements of Income:
Net interest income	$1,208	$1,271	(5)%	$3,640	$3,856	(6)%
FTE adjustment	32	30	7	93	93	—
Net interest income - FTE	1,240	1,301	(5)	3,733	3,949	(5)
Provision for credit losses	95	450	(79)	453	1,067	(58)
Net interest income - FTE - after provision for credit losses	1,145	851	35	3,280	2,882	14
Noninterest income before securities gains/(losses)	680	601	13	2,399	2,385	1
Securities gains/(losses), net	—	1,941	(100)	2	1,973	(100)
Total noninterest income	680	2,542	(73)	2,401	4,358	(45)
Noninterest expense before amortization/impairment of intangible assets/goodwill	1,737	1,709	2	4,485	4,774	(6)
Amortization/impairment of intangible assets/goodwill	6	17	(65)	18	39	(54)
Total noninterest expense	1,743	1,726	1	4,503	4,813	(6)
Income - FTE - before (benefit)/provision for income taxes	82	1,667	(95)	1,178	2,427	(51)
(Benefit)/provision for income taxes	(146)	551	NM	151	710	(79)
FTE adjustment	32	30	7	93	93	—
Net income including income attributable to noncontrolling interest	196	1,086	(82)	934	1,624	(42)
Less: net income attributable to noncontrolling interest	7	9	(22)	16	22	(27)
Net income	$189	$1,077	(82)	$918	$1,602	(43)

Total revenue - FTE	$1,920	$3,843	(50)	$6,134	$8,307	(26)
Selected Average Balances:
Total loans	$122,672	$124,080	(1)%	$121,649	$123,332	(1)%
Goodwill	6,369	6,376	—	6,369	6,356	—
Other intangible assets excluding MSRs	41	69	(41)	47	80	(41)
Total assets	171,838	175,282	(2)	172,061	176,679	(3)
Consumer and commercial deposits	126,618	125,353	1	126,947	125,692	1
Performance Ratios:
Efficiency ratio	90.77%	44.90%		73.41%	57.94%
Impact of excluding amortization of intangible assets	(0.31)	(0.43)		(0.29)	(0.46)
Tangible efficiency ratio	90.46%	44.47%		73.12%	57.48%
Other Information (End of Period):
Assets under administration
Managed (discretionary) assets	$93,053	$96,367	(3)%
Non-managed assets	53,800	61,418	(12)
Total assets under administration	146,853	157,785	(7)
Brokerage assets	42,515	39,102	9
Total assets under advisement	$189,368	$196,887	(4)

1 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.